Exhibit 23. (iii)



                               CONSENT OF COUNSEL



  Robertson & Williams, Inc., a professional corporation, hereby consents to the use of its name under the heading "LEGAL MATTERS" in the Prospectus constituting a part of this Registration Statement.


                                                   ROBERTSON & WILLIAMS, INC.



Oklahoma City, Oklahoma
November 21, 1997